Exhibit 99.1

M III Acquisition Corp. Announces Pricing of $150 Million Initial Public Offering

NEW YORK, July 7, 2016 – M III Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 15,000,000 units at $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s common stock and one warrant to purchase one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per full share). The units are expected to begin trading today on the NASDAQ Capital Market under the symbol "MIIIU". Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols "MIII" and "MIIIW," respectively. The closing of the Company’s initial public offering is expected to be consummated on or about July 12, 2016.

The Company is a blank check company that will seek to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus efforts on seeking a business combination with a company or companies based in North America that engage primarily in the financial services, healthcare services and industrials sectors.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. Chardan acted as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units to cover over-allotments, if any, in the public offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on July 6, 2016.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, NY 10022 Attention: Capital Markets, email: prospectus@Cantor.com.

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Mohsin Y. Meghji
Chairman and Chief Executive Officer

M III Acquisition Corp.

(212) 716-1491